Exhibit 23.1
The J. M. Smucker Company
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of our report dated June 22, 2011, except for the matters discussed in Notes E and R pertaining to reportable segments and guarantor and non-guarantor financial information, as to which the date is October 13, 2011, with respect to the consolidated financial statements of The J. M. Smucker Company included in this Current Report on Form 8-K of The J. M. Smucker Company:

Registration
Statement	Registration Number	Description
Form S-8	33-21273	1987 Stock Option Plan
Form S-8	33-38011	1987 Stock Option Plan
Form S-8	333-98335	The J. M. Smucker Company Amended and Restated 1998 Equity and Performance Incentive Plan
Form S-8	333-116622	Amended and Restated 1986 Stock Option Incentive Plan of The J. M. Smucker Company
Amended and Restated 1989 Stock-Based Incentive Plan of The J. M. Smucker Company
Amended and Restated 1997 Stock-Based Incentive Plan of The J. M. Smucker Company
Form S-8	333-137629	The J. M. Smucker Company 2006 Equity Compensation Plan
Form S-8	333-139167	The J. M. Smucker Company Nonemployee Director Deferred Compensation Plan
Form S-8	333-139170	Non-Qualified Stock Option Agreement Between International Multifoods Corporation (predecessor-in-interest to the Registrant) and Daryl Schaller
Form S-8	333-170653	The J. M. Smucker Company 2010 Equity and Incentive Compensation Plan
/s/ Ernst & Young LLP
Akron, Ohio
October 13, 2011